Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders of Micropolis Holding Company

We hereby consent to the inclusion in this Registration Statement of Micropolis Holding Company and its subsidiary (the “Company”) on Amendment No. 1 to Form F-1 of our report dated May 7, 2025 with respect to our audit of the Company’s consolidated financial statements as of and for the years ended December 31, 2024 and 2023. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to our Firm under the caption “Experts” in such prospectus.

Diamond Bar, California

October 31, 2025